                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule
                 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

               CCC INFORMATION SERVICES GROUP INC.
      ----------------------------------------------------------------------------------
                       (Name of Registrant as Specified In Its Charter)

      ----------------------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
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     (2) Aggregate number of securities to which transaction applies:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                                     [LOGO]

                                  May 25, 2000

Dear Stockholder:

    You are cordially invited to attend the 2000 CCC Information Services
Group Inc. Annual Meeting of Stockholders, to be held at 10:00 a.m., Wednesday, June 28, 2000, at the Renaissance Chicago Hotel, Grand Ballroom, Salon 1, 1 West Wacker Drive, Chicago, Illinois 60601, Telephone (312) 372-7200.

    You will have an opportunity to discuss each item of business described in the Notice of Annual Meeting and Proxy Statement and to ask questions about the Company and its operations.

    To make certain your shares are represented at the meeting, whether or not you plan to attend, please sign and return the enclosed proxy card, using the envelope provided. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

                                          Sincerely,

                                          /s/ D M Phillips

                                          David M. Phillips
                                          CHAIRMAN EMERITUS

                                                          [LOGO]

                                                NOTICE OF ANNUAL MEETING OF
                                                       STOCKHOLDERS
                                                 TO BE HELD JUNE 28, 2000

To the Stockholders of Common Stock

    The annual meeting of stockholders of CCC Information Services Group Inc., a Delaware corporation (the "Company") will be held at 10:00 a.m., Wednesday, June 28, 2000, at the Renaissance Chicago Hotel, Grand Ballroom, Salon 1, 1 West Wacker Drive, Chicago, Illinois 60601, Telephone (312) 372-7200, for the following purposes:

    1.  To elect a Board of Directors to serve for the ensuing year;

    2. To approve the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the 2000 fiscal year.

    3. To approve a plan to require the purchase of shares by the Executive Management Group and amend and restate the Company's 1997 Stock Option Plan.

    4. To amend the certificate of incorporation to increase the number of authorized shares of common stock.

    5. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Nominees for directors are set forth in the enclosed Proxy Statement. Only stockholders of record at the close of business on May 10, 2000, will be entitled to vote at this meeting.

    A copy of the Company's Annual Report to Shareholders including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, is being mailed to stockholders with this Proxy Statement.

                                          By Order of the Board of Directors,

                                          Robert S. Guttman
                                          SENIOR VICE PRESIDENT, SECRETARY AND
                                          GENERAL COUNSEL

                                ***************

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.

                                PROXY STATEMENT
                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

GENERAL

    This proxy statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of CCC Information Services Group Inc. (the "Company" or "CCC") of proxies to be voted at the 2000 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., Wednesday, June 28, 2000, at the Renaissance Chicago Hotel, Grand Ballroom, Salon 1, 1 West Wacker Drive, Chicago, Illinois 60601, Telephone (312) 372-7200. Only stockholders of record on May 10, 2000, will be entitled to vote at the meeting. Representatives from PricewaterhouseCoopers LLP, the Company's principal accountant for the 1999 fiscal year, will be present at the meeting and will have the opportunity to speak if they desire to do so. The PricewaterhouseCoopers representatives will be available to respond to appropriate shareholder questions.

    The Company's principal executive offices are located at 444 Merchandise Mart, Chicago, Illinois 60654-1005. The approximate date on which the Proxy Statement and the accompanying Proxy are first being sent to stockholders is May 25, 2000.

SHAREHOLDER PROPOSALS

    The deadline for submission of shareholder proposals to be included in the proxy statement and on the form of proxy for the 2001 Annual Meeting shall be February 27, 2001. Any proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 shall be considered untimely if submitted after February 27, 2001.

VOTING

    Each share of Common Stock outstanding on the record date is entitled to one vote. As of May 10, 2000, the record date, there were 22,184,945 shares of Common Stock outstanding so a total of 22,184,945 votes may be cast at the meeting by the holders of the Common Stock.

    An affirmative vote of a majority of the shares held by all stockholders is required for approval of the proposed amendment to the Company's Certificate of Incorporation which would increase the number of authorized shares of Common Stock. An affirmative vote of a majority of the votes cast with respect to shares present and voting at the meeting is required for approval of all other items being submitted to the stockholders for their consideration. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions are not counted in tabulations of the votes cast on proposals presented to stockholders.

    The Directors and management of the Company encourage the stockholders to vote FOR the approval of the listed nominees for Director, FOR the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal year 2000, FOR the plans to require the purchase of shares by the Executive Management Group and to amend and restate the Company's 1997 Stock Option Plan, and FOR the proposed amendment of the Company's certificate of incorporation to increase the number of authorized shares of common stock.

REVOCABILITY OF PROXIES

    Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by mailing or delivering to the Secretary of the Company an instrument of revocation or by the presentation at the meeting of a duly executed proxy bearing a later date. To be effective, such revocation must be received by the Secretary to the Company prior to 10:00 a.m. on June 28, 2000. It also may be revoked by attendance at the meeting and election to vote in person.

SOLICITATION

    The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Company will bear the cost of solicitation of proxies and will reimburse brokers, custodians, nominees and fiduciaries for their reasonable expenses in sending solicitation material to the beneficial owners of the Company's shares. The solicitation of proxies will be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor. The Company has engaged Harris Bank & Trust ("Harris") to distribute materials to brokerage houses, banks, custodians and other nominee holders.

                  INFORMATION ABOUT THE BOARD OF DIRECTORS AND
                            COMMITTEES OF THE BOARD

BOARD OF DIRECTORS

    In 1999 the Board of Directors consisted of nine members each elected for a one year term. During 1999, the Board of Directors met on four occasions. All Directors attended at least 75% of the meetings of the Board and the committees on which they sat.

    DIRECTOR COMPENSATION: Directors not employed by the Company, its subsidiaries or affiliates were paid a fee of $5,450 for each Board meeting attended during fiscal year 1999. In accordance with the internal policies of their employer, Mr. Eisenson and Mr. Rosen do not personally accept director compensation. Also, Mr. Winokur and Mr. Mecum do not personally accept director compensation. Finally, Mr. Morgan W. Davis received 12,000 shares of Company stock valued at $12.75 per share on the date of issuance as additional compensation for serving on the Board.

    BOARD COMMITTEES: The Board of Directors has established a standing Audit Committee and a standing Compensation Committee.

    AUDIT COMMITTEE: The committee met on six occasions during fiscal year 1999. The committee approves the appointment of the independent auditors and reviews and approves the scope of the audit, the financial statements, the independent auditors' letter of comments, if any, and management's responses thereto, and the fees charged for audit and tax services and any special assignments. Mark A. Rosen is the Chairman of the committee and its other members are Michael R. Stanfield and Dudley C. Mecum.

    COMPENSATION COMMITTEE: The committee met on eight occasions during fiscal 1999. The committee establishes the compensation programs for officers of the Company and reviews overall compensation and benefit programs of the Company. It also nominates individuals for positions on the Board of Directors. The committee approves participants in and grants given pursuant to the Employee Stock Option Plan. Herbert S. Winokur, Jr. is the Chairman of the committee and its other members are Morgan W. Davis, Michael R. Eisenson and Thomas L. Kempner.

                             ELECTION OF DIRECTORS

    Seven directors are to be elected at the Annual Meeting to serve until the earlier of the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified. Directors are elected by a majority of the votes of the shares of Voting Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or votes withheld) will have no effect on the election of directors. If any nominee for election as director is unable to serve (which the Board of Directors does not anticipate), the persons named in the proxy may vote for another person in accordance with their judgment. Morgan W. Davis, Michael R. Eisenson, Thomas L. Kempner, Dudley C. Mecum, David M. Phillips, Githesh Ramamurthy, Mark A. Rosen, Michael R. Stanfield and Herbert S. Winokur, Jr. have served as directors of the Company during the past year.

    Morgan W. Davis, Michael R. Eisenson, Thomas L. Kempner, Dudley C. Mecum, Githesh Ramamurthy, Mark A. Rosen and Herbert S. Winokur, Jr. are the current nominees for the seven director positions.

CURRENT DIRECTORS AND DIRECTOR NOMINEES

    The names and ages of the current directors and director nominees, their principal occupations or employment during the past five years and other data regarding them as of December 31, 1999, based upon information received from them, are as follows:

    MORGAN W. DAVIS; AGE 49; SENIOR ADVISOR FOR INSURANCE OPERATIONS, WHITE MOUNTAIN INSURANCE GROUP.

    Mr. Davis has served as a Director of the Company since 1995. He currently serves as the Senior Advisor for Insurance Operations with White Mountain Insurance Group and previously served as the Vice President of Insurance Operations of White Mountain Holdings, Inc. He also served from 1995 to 1998 as the President and Chief Executive Officer of White Mountain Insurance Company, a wholly-owned subsidiary of Fund American. From 1992 to 1994, Mr. Davis was self-employed as a private investor in a number of entrepreneurial enterprises. From 1987 to 1992, he served as President of Fireman's Fund Commercial Insurance. Mr. Davis is currently a Director of ABRA, a Director and CEO of American Centennial Insurance Company, and is Chairman of Peninsula Insurance Company. Mr. Davis is a member of the Compensation Committee.

    MICHAEL R. EISENSON; AGE 44; MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER, CHARLESBANK CAPITAL PARTNERS, LLC.

    Mr. Eisenson has served as a Director of the Company since 1998. He is a Managing Director and the Chief Executive Officer of Charlesbank Capital Partners, LLC, a private investment firm formed on July 1, 1998, and the successor to Harvard Private Capital Group, Inc. Prior to joining Harvard in 1986, Mr. Eisenson was a manager with The Boston Consulting Group, where he provided strategic planning assistance to multinational corporations.
Mr. Eisenson serves on the Board of Directors of ImmunoGen, Inc., Playtex Products, Inc., United Auto Group, Inc., and The WMF Group, Ltd. Mr. Eisenson is a member of the Compensation Committee.

    THOMAS L. KEMPNER; AGE 72; CHAIRMAN AND CHIEF EXECUTIVE OFFICER, LOEB HOLDING CORPORATION.

    Mr. Kempner has served as a Director of the Company since 1983. Since 1979 he has served as Chairman and Chief Executive Officer of Loeb Holding Corporation, an investment banking, registered broker/dealer and registered investment advisory firm, and of its wholly-owned subsidiary, Loeb Partners Corporation. He also serves as a director of the following companies: Alcide Corporation, Fuel Cell

Energy, Evercel, Inc., IGENE BioTechnology, Inc., Insight Communications Company, Inc., Intermagnetics General Corporation, Roper Starch
Worldwide, Inc., and is director emeritus of Northwest Airlines, Inc. Mr. Kempner is a member of the Compensation Committee.

    DUDLEY C. MECUM, AGE 65; MANAGING DIRECTOR, CAPRICORN HOLDINGS, LLC.

    Mr. Mecum has served as a Director of the Company since 1998. He has been a General Partner with Capricorn Holdings, LLC, a leveraged buyout firm, since 1997. Prior to joining Capricorn, Mr. Mecum was a partner in G.L. Ohrstrom & Co., a leveraged buyout firm. He was an executive with Peat Marwick Mitchell & Co. for 12 years serving as Vice Chairman of the West Coast Region and as Managing Partner of the New York office. Mr. Mecum is a Director of several companies including, Citigroup, Travelers Property and Casualty Company, DynCorp, Suburban Propane Partners LP, and Lyondell Petrochemical. Mr. Mecum is a member of the Audit Committee.

    DAVID M. PHILLIPS; AGE 61; CHAIRMAN, CCC INFORMATION SERVICES GROUP INC.

    Mr. Phillips has served as a Director of the Company since 1982 and as Chairman since 1989. He also held the office of President from 1983 to 1997 and the office of Chief Executive Officer from 1989 to July 1999. He is not standing for re-election to the Board of Directors. Prior to joining the Company, Mr. Phillips served in a number of capacities during his ten years at Citicorp. Originally, Mr. Phillips was Senior Vice President responsible for Citicard development and implementation. He led the team that developed the national consumer strategy and implemented the credit card portion of that strategy taking the consumer file from 200,000 to 10 million participants. Subsequently, he was responsible for the Latin American consumer businesses that included banks, property and casualty insurance companies, finance companies and credit cards. Mr. Phillips was also employed at Polaroid Corporation where he began as Director of Special Markets and subsequently was named Controller of New Product Group. Mr. Phillips serves as a Trustee/Director of Heritage Mutual Funds.

    GITHESH RAMAMURTHY; AGE 39; PRESIDENT AND CHIEF EXECUTIVE OFFICER, CCC INFORMATION SERVICES INC.

    Mr. Ramamurthy has served as a Director of the Company since 1999. He joined the Company in July 1992 as Executive Vice President-Product Engineering and Chief Technology Officer. In January 1996, he assumed the position of President-Insurance Division while retaining the position of Chief Technology Officer and in July 1997, he became President and Chief Operating Officer. In July 1999, Mr. Ramamurthy assumed the positions of President and Chief Executive Officer. Prior to joining the Company, Mr. Ramamurthy was a founding member of Sales Technologies, Inc., a field sales automation software company where he directed product development activities. Sales Technologies customers included numerous Fortune 100 clients in the United States and Europe. Sales Technologies was acquired by Dun & Bradstreet in 1989. Mr. Ramamurthy is a Director of Enterstand Limited and InsurQuote Systems Inc.

    MARK A. ROSEN; AGE 49; MANAGING DIRECTOR, CHARLESBANK CAPITAL PARTNERS, LLC.

    Mr. Rosen has served as a Director of the Company since 1998. He is a Managing Director of Charlesbank Capital Partners, LLC. Mr. Rosen has been with Charlesbank and its predecessor, Harvard Private Capital Group, Inc., since 1994. Prior to joining Charlesbank, Mr. Rosen was a principal of the Conifer Group, a strategy consulting firm, and President of Morningside/North America Limited, a private investment company. He currently serves on the Board of Directors of several Charlesbank portfolio companies. Mr. Rosen is Chairman of the Audit Committee.

    MICHAEL R. STANFIELD; AGE 49; MANAGING DIRECTOR, LOEB PARTNERS CORPORATION.

    Mr. Stanfield has served as a Director of the Company since 1995.
Mr. Stanfield is currently the Chairman and Chief Executive Officer of Intersections, Inc., a direct marketing and information services company. He was a Managing Director of Loeb Partners Corporation from
November 1993 to December 1999. From 1990 to 1993, Mr. Stanfield was self-employed as an independent consultant. Mr. Stanfield is a member of the Audit Committee. He is not standing for re-election to the Board of Directors.

    HERBERT S. "PUG" WINOKUR, JR.; AGE 56; CHAIRMAN AND CHIEF EXECUTIVE OFFICER, CAPRICORN HOLDINGS, INC.

    Mr. Winokur has served as a Director of the Company since 1998. He is Chairman and Chief Executive Officer of Capricorn Holdings, Inc., (a private investment company) and Managing General Partner of Capricorn Investors, L.P., Capricorn Investors II, L.P. and Capricorn Investors III, L.P., private investment partnerships concentrating on investments in restructure situations, organized by Mr. Winokur in 1987, 1994 and 1999 respectively. Prior to his current appointment, Mr. Winokur was Senior Executive Vice President and Director of Penn Central Corporation. Mr. Winokur is a Director of Enron Corp., Azurix Corp., The WMF Group, Ltd., Mrs. Fields' Holding Company, Inc., and DynCorp. Mr. Winokur is Chairman of the Compensation Committee.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

    In June, 1999, the Company repurchased 500,000 shares from the David and Ruth Ann Phillips Charitable Trust at a price of $15 per share. Additionally, in 1999 the Compensation Committee deemed it to be in the best interest of the Company to issue 12,000 shares to Morgan W. Davis valued at $12.75 per share on the date of issue as additional compensation for serving on the Company's Board of Directors.

                  COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth information regarding persons known to the Company (based on information filed with the Securities and Exchange Commission) to be the beneficial owners of more than five percent of any class of the Company's voting securities as of April 20, 2000:

                                          NAME AND ADDRESS OF           AMOUNT AND NATURE OF   PERCENT OF
TITLE AND CLASS                            BENEFICIAL OWNER             BENEFICIAL OWNERSHIP    CLASS(1)
---------------                  -------------------------------------  --------------------   ----------
Common Stock                     White River Ventures, Inc.(2)........       7,247,564            31.4%
Common Stock                     Capricorn Investors II, L.P.(3)......       1,337,000             5.8%
Common Stock                     Michael R. Eisenson(5)...............       7,247,564            31.4%
Common Stock                     Thomas L. Kempner(6).................       1,221,035             5.3%
Common Stock                     Dudley C. Mecum(7)...................       1,337,000             5.8%
Common Stock                     Mark A. Rosen(5).....................       7,247,564            31.4%
Common Stock                     Herbert S. Winokur, Jr.(7)...........       1,337,000             5.8%
Common Stock                     Dr. Purnendu Chatterjee(4)...........       1,332,350             5.8%
Common Stock                     Marshfield Associates(8).............       1,652,590             7.2%

------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to the securities.

(2) The address of White River Ventures, Inc., is c/o Charlesbank Capital Partners, 600 Atlantic Avenue, Boston, MA 02210.

(3) Capricorn Investors II, L.P. is located at 30 East Elm Street, Greenwich, Connecticut 06830.

(4) Dr. Purnendu Chatterjee is the beneficial owner of 1,332,350 shares (the "Chatterjee shares") of Common Stock. Of the Chatterjee shares, 666,250 are held by Winston Partners, L..P. ("Winston LP."), the general partner of which is Chatterjee Fund Management L.P. ("CFM"). Dr. Chatterjee is the general partner of CFM. Of the remaining 667,100 Chatterjee shares, 333,550 are held by Winston Partners II, LDC ("Winston LDC"), and 333,550 are held by Winston Partners II, LLC ("Winston LLC"). Chatterjee Advisors LLC ("Chatterjee Advisors) is the manager of both Winston LDC and Winston LLC, and Dr. Chatterjee is the manager of Chatterjee Advisors. Dr. Chatterjee, Winston L.P., CFM, Winston LLC and Chatterjee Advisors are each located at 888 Seventh Avenue, 30th Floor, New York, NY 10106. Winston LDC is located at Keya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles.

(5) Mr. Eisenson and Mr. Rosen share voting and investment power over these shares with the other Managing Directors of Charlesbank Capital Partners, LLC. Charlesbank is the investment advisor to White River Ventures, Inc., the registered owner of the shares. Mr. Eisenson and Mr. Rosen have disclaimed beneficial interest in these shares.

(6) Includes 397,559 shares of Common Stock held solely by Mr. Kempner; 396,147 shares of Common Stock held by Mr. Kempner and William A. Perlmuth in trust for the benefit of Mr. Kempner; 295,480 shares of Common Stock held by Mr. Kempner and Mr. Perlmuth in trust for the benefit of Alan H. Kempner Jr.; 54,489 shares of Common Stock owned solely by Mr. Kempner's wife, Nan Kempner; and 77,360 shares of Common Stock issuable upon exercise of outstanding options which are exercisable within 60 days of April 20, 2000. Mr. Kempner shares both voting and investment power with Mr. Perlmuth over those shares which they hold in trust, and Mr. Kempner disclaims ownership of the shares held by his wife and the shares held in trust of which Alan H. Kempner Jr. is the beneficiary. Mr. Kempner disclaims beneficial ownership of 10,000 shares.

(7) Includes 1,337,000 shares of Common Stock held by Capricorn Investors II, L.P. Mr. Mecum is General Partner with Capricorn Holdings, LLC, and
    Mr. Winokur is Managing General Partner of Capricorn Investors II, L.P.

(8) The address of Marshfield Associates is 21 Dupont Circle N.W., Suite 310, Washington, D.C. 20036-1109.

    The following table sets forth information regarding ownership of the Company's Common Stock as of April 20, 2000, by Directors, by each of the Named Executive Officers (as defined in "Compensation of Executive Officers") and by all Executive Officers and Directors as a group:

                                                                            AMOUNT AND NATURE OF   PERCENT OF
TITLE AND CLASS                        NAME OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP    CLASS(1)
---------------             ----------------------------------------------  --------------------   ----------
Common Stock                Morgan W. Davis...............................           12,000              *
Common Stock                Michael R. Eisenson(12).......................        7,247,564           31.4%
Common Stock                Thomas L. Kempner(5)..........................        1,221,035            5.3%
Common Stock                Dudley C. Mecum(6)............................        1,337,000            5.8%
Common Stock                David M. Phillips(2)..........................          332,300            2.1%
Common Stock                Mark A. Rosen(13).............................        7,247,564           31.4%
Common Stock                Michael R. Stanfield..........................                0              0
Common Stock                Herbert S. Winokur, Jr.(7)....................        1,337,000            5.8%
Common Stock                Githesh Ramamurthy(3).........................          444,450            1.9%
Common Stock                J. Laurence Costin, Jr.(8)....................          182,858              *
Common Stock                Reid E. Simpson...............................                0              0
Common Stock                Mary Jo Prigge(10)............................            7,500              *
Common Stock                Blaine R. Ornburg(4)..........................          110,250              *
Common Stock                Phillip J. Carter(9)..........................           12,500              *
Common Stock                Robert Milburn(11)............................           10,200              *
Common Stock                John Buckner(15)..............................           30,000              *
                            All directors and executive officers as a
                              group
Common Stock                  (17 persons)(14)............................       10,929,907           47.3%

------------------------

*   Less than one percent of the outstanding Common Stock

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2) Includes 126,000 shares of Common Stock held by Ruth Ann Phillips,
    Mr. Phillips' wife. Mr. Phillips disclaims beneficial ownership of the shares held by Ruth Ann Phillips, except to the extent of his pecuniary interests therein. Also includes 63,750 shares of Common Stock issuable upon exercise of outstanding options which are exercisable within sixty
    (60) days of April 20, 2000. Also includes 11,750 shares in the Jennifer Foundation, a trust of which Mr. Phillips is Trustee, and 1,000 shares in another trust of which Mr. Phillips is the beneficiary. Mr. Phillips disclaims beneficial ownership of the shares held by the Jennifer Foundation.

(3) Includes 167,250 shares of Common Stock issuable upon exercise of outstanding options which are exercisable within 60 days of April 20, 2000.

(4) Includes 57,500 shares of Common Stock issuable upon exercise of outstanding options which are exercisable within 60 days of April 20, 2000.

(5) Includes 397,559 shares of Common Stock held solely by Mr. Kempner; 396,147 shares of Common Stock held by Mr. Kempner and William A. Perlmuth in trust for the benefit of Mr. Kempner; 295,480 shares of Common Stock held by Mr. Kempner and Mr. Perlmuth in trust for the benefit of Alan H. Kempner Jr.; 54,489 shares of Common Stock owned solely by Mr. Kempner's wife, Nan Kempner; and 77,360 shares of Common Stock issuable upon exercise of outstanding options which are exercisable within 60 days of April 20, 2000. Mr. Kempner shares both voting and investment power with Mr. Perlmuth over those shares which they hold in trust, and Mr. Kempner disclaims ownership of the shares held by his wife and the shares held in trust of which Alan H. Kempner Jr. is the beneficiary. Mr. Kempner disclaims beneficial ownership of 10,000 shares.

(6) Includes 1,337,000 shares of Common Stock held by Capricorn Investors II, L.P. Mr. Mecum is General Partner with Capricorn Holdings, LLC.

(7) Includes 1,337,000 shares of Common Stock held by Capricorn Investors II, L.P. Mr. Winokur is Managing General Partner of Capricorn Investors II, L.P.

(8) Includes 7,500 shares of Common Stock issuable upon exercise of outstanding options which are exercisable within 60 days of April 20, 2000.

(9) Includes 12,500 shares of Common Stock issuable upon exercise of outstanding options which are exercisable within 60 days of April 20, 2000.

(10) Includes 7,500 shares of Common Stock issuable upon exercise of outstanding options which are exercisable within 60 days of April 20, 2000.

(11) Includes 10,000 shares of Common Stock issuable upon exercise of outstanding options which are exercisable within 60 days of April 20, 2000.

(12) Mr. Eisenson shares voting and investment power over these shares with the other Managing Directors of Charlesbank Capital Partners, LLC. Charlesbank is the investment advisor to White River Ventures, Inc., the registered owner of the shares. Mr. Eisenson has disclaimed beneficial interest in these shares.

(13) Mr. Rosen shares voting and investment power over these shares with the other Managing Directors of Charlesbank Capital Partners, LLC. Charlesbank is the investment advisor to White River Ventures, Inc., the registered owner of the shares. Mr. Eisenson has disclaimed beneficial interest in these shares.

(14) The aggregate number of shares listed as owned by the directors and executive officers as a group was calculated by adding the number of shares owned by each individual included in the chart, but not adding in any listed share ownership that is shared by multiple persons.

(15) Includes 25,000 shares of Common Stock acquirable upon exercise of a call option contract.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1999, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all
Section 16(a) filing requirements. Based solely upon a review of filings made with the Securities and Exchange Commission, the Company notes that Robert Milburn filed his Form 4 late and that Oliver Prince failed to file a Form 3.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table summarizes the compensation of the Chief Executive Officer and certain other four most highly compensated executive officers of the Company (the "Named Executive Officers") for the fiscal year ended December 31, 1999, and for the Company's previous two fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                            ANNUAL COMPENSATION       COMPENSATION AWARDS
                                            --------------------   --------------------------
              (A)                  (B)         (C)        (D)         (E)            (F)            (G)
                                                                   RESTRICTED    SECURITIES
                                                                     STOCK       UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR     SALARY($)   BONUS($)   AWARDS($)    OPTIONS(#)(1)   COMPENSATION
---------------------------      --------   ---------   --------   ----------   -------------   ------------
Githesh Ramamurthy(3)..........    1999     $425,000    $ 33,002       --           40,000              --
President and Chief                1998     $330,024          --       --           45,000              --
  Executive Officer                1997     $330,024    $128,906       --               --              --

David M. Phillips(2)...........    1999     $100,000          --       --               --              --
Chairman                           1998     $525,000          --       --           45,000              --
                                   1997     $525,000    $162,475       --           70,000              --

J. Laurence Costin, Jr.........    1999     $293,568    $ 25,000       --               --              --
Vice Chairman                      1998     $293,568          --       --           30,000              --
                                   1997     $289,284    $100,000       --               --              --
Mary Jo Prigge(7)..............    1999     $235,008    $ 21,000       --           10,000              --
President--CCC, U.S.               1998     $200,000          --       --           30,000              --

Reid E. Simpson(8).............    1999     $235,000    $130,000       --           40,000              --
Executive Vice President and
  Chief Financial Officer

Blaine R. Ornburg..............    1999     $250,008    $ 21,000       --               --              --
President--CCC Consumer            1998     $250,008          --       --           30,000              --
  Services Inc.                    1997     $210,009    $ 92,750       --               --              --

Phillip J. Carter(5)...........    1999     $250,000    $ 15,000       --               --              --
President--CCC                     1998     $250,000          --       --           50,000              --
  International

Robert Milburn(6)..............    1999     $235,008    $ 16,450       --           50,000              --
Executive Vice
  President--Product
  Development Division

Richard Radi(9)................    1999     $250,000          --       --               --        $375,000
Executive Vice President--         1998     $250,000          --       --           30,000              --
  Insurance                        1997     $250,000          --       --           50,000              --

John Buckner(4)................    1999     $257,496          --       --               --        $384,000
President--Automotive              1998     $257,496          --       --           30,000              --
  Service Division                 1997     $253,754    $ 83,415       --               --              --

------------------------

(1) Represents the number of shares of Common Stock issuable upon exercise of options granted pursuant to the 1997 Employee Stock Option Plan.

(2) Mr. Phillips resigned as Chief Executive Officer in July 1999. Up to the date of his resignation, Mr. Phillips was paid a salary in accordance with his then existing employment contract that provided for $525,000 per year. From the date of his resignation, Mr. Phillips was paid in accordance with a new employment agreement that provides for an annual salary of $100,000 plus an amount up to $200,000 in compensation for consulting projects given him by the Board.

(3) Mr. Ramamurthy assumed the position of Chief Executive Officer in July 1999 after serving previously as President and Chief Operating Officer.

(4) Mr. Buckner's employment with the Company terminated in April 1999. In addition to his salary for 1999, Mr. Buckner received a severance award of $384,000 to be paid out over the twelve months beginning April 15, 1999. Additionally, as part of his severance, Mr. Buckner received an acceleration in the vesting of his options.

(5) Mr. Carter began his employment with the Company in July 1998.

(6) Mr. Milburn began his employment with the Company in February 1999.

(7) Ms. Prigge began her employment with the Company in September 1998 as Executive Vice President of the Insurance and Claims Settlement Division and was recently promoted to President of CCC, U.S.

(8) Mr. Simpson began his employment with the Company in September 1999. His bonus reflects a one-time signing bonus.

(9) Mr. Radi's employment with the Company terminated on November 30, 1999. In addition to his salary for 1999, Mr. Radi received a lump sum severance award of $375,000 payable in 1999. Additionally, as part of his severance, Mr. Radi received an extended vesting of his options.

1999 STOCK OPTION GRANTS TO EXECUTIVES

    The following table shows information with respect to grants of options to the Chief Executive Officer and the other Named Executive Officers in 1999. As required by the Securities and Exchange Commission (the "SEC"), the calculation of potential realizable values shown for such awards is based on assumed annualized rates of stock price appreciation of 5% and 10% over the full term of the options.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                          ----------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF          % OF                                       ASSUMED ANNUAL RATES OF
                           SECURITIES     TOTAL OPTIONS                                  STOCK PRICE APPRECIATION
                           UNDERLYING       GRANTED TO       EXERCISE                       FOR OPTION TERM(4)
                             OPTIONS       EMPLOYEES IN       PRICE       EXPIRATION   -----------------------------
NAME(5)                   GRANTED(#)(1)   FISCAL YEAR(2)   ($/SHARE)(3)      DATE          5%($)          10%($)
-------                   -------------   --------------   ------------   ----------   -------------   -------------
Githesh Ramamurthy......     40,000           4.5883%         $ 9.50       9/1/2009     $238,979.96     $605,622.13
Robert Milburn..........     40,000           4.5883%         $14.75      1/28/2009     $371,047.83     $940,308.05
                             10,000           1.1471%         $ 9.50       9/1/2009     $ 59,744.99     $151,405.53
Mary Jo Prigge..........     10,000           1.1471%         $ 9.50       9/1/2009     $ 59,744.99     $151,405.53
Reid E. Simpson.........     40,000           4.5883%         $ 9.50       9/1/2009     $238,979.96     $605,622.13

------------------------

(1) The options granted in 1999 are exercisable 25% on the first anniversary from the date of grant and 25% on each anniversary date of the grant for years two, three and four.

(2) The Company granted options representing 871,775 shares to employees in 1999.

(3) Option exercise price is determined as the close price on the date of grant.

(4) The potential realizable value is calculated based on a ten year term of the option at its time of grant and is calculated by assuming that the price on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

(5) Mr. Phillips, Mr. Costin, Mr. Ornburg, Mr. Carter, Mr. Radi and Mr. Buckner received no option grants in 1999.

AGGREGATED OPTION EXERCISES IN 1999 AND OPTION VALUES AT DECEMBER 31, 1999

    This table sets forth information regarding exercise of options during 1999 by the Chief Executive Officer and the other Named Executive Officers. The "value realized" is based on the market price on the date of exercise, while the "value of unexercised in-the-money options at December 31, 1999" is based on the market price on that date.

    AGGREGATED OPTION EXERCISES IN 1999 AND DECEMBER 31, 1999 OPTION VALUES

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED,
                                                         UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                             SHARES                      OPTIONS AT 12/31/99(#)            12/31/99($)(1)
                           ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME(2)                    EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------                    -----------   -----------   -----------   -------------   -----------   -------------
Githesh Ramamurthy.......     73,600      $598,000       167,250         97,750      $1,389,750      $615,950
David M. Phillips........         --            --        46,250         68,750      $   56,250      $168,750
J. Laurence Costin,
  Jr.....................         --            --         7,500         22,500      $   37,500      $112,500
Blaine R. Ornburg........         --            --        57,500         32,500      $  333,750      $171,750
Phillip J. Carter........         --            --        12,500         37,500      $    6,250      $ 18,750
Robert Milburn...........         --            --            --         50,000              --      $171,250
Mary Jo Prigge...........         --            --         7,500         32,500      $   34,687      $180,312
Richard Radi.............         --            --            --          7,500              --      $ 37,500

------------------------

(1) Value of unexercised, in-the-money options based on a fair market value of Company Common Stock of $17.125 per share as of close of business
    December 31, 1999.

(2) In 1999 Mr. Buckner exercised no options nor did he have any exercisable or unexercisable options.

                               EXECUTIVE OFFICERS

    Set forth below is certain information concerning the executive officers of CCC during fiscal 1999, based on data furnished by them:

NAME                             AGE                                     POSITION                                   SINCE
---------------------------  -----------  ----------------------------------------------------------------------  ---------
Githesh Ramamurthy.........          39   President and Chief Executive Officer                                        1999
David M. Phillips..........          61   Chairman                                                                     1983
J. Laurence Costin, Jr.....          59   Vice Chairman                                                                1993
Mary Jo Prigge.............          41   Executive Vice President--Insurance and Claims Settlement Division           1998
Reid E. Simpson............          43   Executive Vice President and Chief Financial Officer                         1999
Blaine R. Ornburg..........          54   President--Consumer Services Inc.                                            1995
Phillip Carter.............          37   President--CCC International                                                 1998
Robert Milburn.............          57   Executive Vice President--Product Development                                1999
Oliver G. Prince Jr........          46   Senior Vice President, Human Resources                                       1999
Leonard L. Ciarrocchi......          47   Executive Vice President and Chief Financial Officer                         1996
John Buckner...............          53   President--Automotive Services Division                                      1994
Richard Radi...............          42   Executive Vice President--Insurance Division                                 1997

    Except as discussed below, all of these officers of CCC have held executive positions with CCC for more than three years.

    GITHESH RAMAMURTHY joined the Company in July 1992 as Executive Vice President--Product Engineering and Chief Technology Officer. In January 1996, he assumed the position of President--Insurance Division while retaining the position of Chief Technology Officer and in July 1997, he became President and Chief Operating Officer. In July 1999, Mr. Ramamurthy assumed the positions of President and Chief Executive Officer. Prior to joining the Company,
Mr. Ramamurthy was a founding member of Sales Technologies, Inc., a field sales automation software company where he directed product development activities. Sales Technologies customers included numerous Fortune 100 clients in the United States and Europe. Sales Technologies was acquired by Dun & Bradstreet in 1989. Mr. Ramamurthy is a Director of Enterstand Limited and InsurQuote Systems Inc.

    DAVID M. PHILLIPS has served as Chairman since 1989. He also held the office of President from 1983 to 1997 and the office of Chief Executive Officer from 1989 to July 1999. Prior to joining the Company, Mr. Phillips served in a number of capacities during his ten years at Citicorp. Originally, Mr. Phillips was Senior Vice President responsible for Citicard development and implementation. He led the team that developed the national consumer strategy and implemented the credit card portion of that strategy taking the consumer file from 200,000 to 10 million participants. Subsequently, he was responsible for the Latin American consumer businesses that included banks, property and casualty insurance companies, finance companies and credit cards. Mr. Phillips was also employed at Polaroid Corporation where he began as Director of Special Markets and subsequently was named Controller of New Product Group. Mr. Phillips serves as a Trustee/Director of Heritage Mutual Funds.

    J. LAURENCE COSTIN, JR. joined the Company in February 1983 as Executive Vice President responsible for the Company's sales and client field service organization. He currently serves as Vice Chairman, a position he has held since May 1983. Prior to joining the Company, Mr. Costin was Senior Vice President and General Manager for the Midwest region of Seligman & Latz, Inc., a Fortune 500 company which managed department store concessions.

    MARY JO PRIGGE joined the Company in October 1998 as Executive Vice President of the Claims Settlement Division and is currently the President of CCC, U.S. Prior to joining the Company, Ms. Prigge served from March 1991 through October 1998 in various management positions initially with Globe Glass and Mirror and, subsequent to two mergers, most recently as Senior Vice President of Operations with Safelite Autoglass.

    REID E. SIMPSON joined the Company in September 1999 as Executive Vice President and Chief Financial Officer. Prior to joining the Company,
Mr. Simpson was the Chief Financial Officer of The Signature Group from
October 1998 to September 1999. From 1997 to 1998, Mr. Simpson was the Senior Vice President Finance and Administration and Chief Financial Officer of Delphi Information Systems, Inc. From 1993 to 1997, Mr. Simpson was the Vice President Finance and Chief Financial Officer of Dontech, a partnership between Ameritech and The Dun & Bradstreet Corporation.

    BLAINE R. ORNBURG joined the Company in April 1995 as Executive Vice President--New Market Development. In January 1996, he assumed the additional responsibilities of Acting Chief Financial Officer, a position he held until June, 1996. Mr. Ornburg currently serves as President of the Company's wholly owned subsidiary, CCC Consumer Services Inc. Prior to joining the Company,
Mr. Ornburg served as Senior Vice President of First Data Corporation.
Mr. Ornburg joined First Data Corporation upon its purchase of Anasazi, Inc., a software and networking company Mr. Ornburg founded in 1987. Previously, Mr. Ornburg was Vice President--Point of Transaction Systems for Visa International.

    PHILLIP CARTER joined the Company in July 1998 as President, CCC International, which was established after the Company purchased the Insurance Division of Carter and Carter located in the United Kingdom. He also serves as the Managing Director of Enterstand Limited, a joint venture between Hearst Communications, Inc. and Rayfield Limited, a subsidiary of the Company. Prior to joining the Company Mr. Carter was Managing Director of Carter and Carter Ltd., a leading insurance and automotive repair industries training and consulting firm.

    ROBERT MILBURN joined the Company in February 1999 as Executive Vice President of Product Development. Prior to joining the Company, from 1996 to 1998, Mr. Milburn was Vice President of Engineering with Open Port
Technology Inc. From 1987 to 1996, prior to joining Open Port Technology Inc., he held a number of high level technology-based positions with Landis & Gyr Americas, Inc.

    OLIVER G. PRINCE JR. joined the Company in February 1999 as Senior Vice President, Human Resources. Prior to joining the Company, between January 1998 and January 1999, Mr. Prince was self-employed as a human resources consultant. Mr. Prince was a Senior Vice President, Human Resources at The Celtic Group from January 1997 to November 1998. From May 1995 to January 1997, he was a Vice President, Human Resources Services at The CNA Insurance Companies.

    LEONARD L. CIARROCCHI joined the Company in June 1996 as Executive Vice President and Chief Financial Officer and served in that position until September 1999. In September 1999, Mr. Ciarrocchi took a position with the Company focusing on strategic acquisitions until his employment in that capacity terminated in November 1999. Prior to joining the Company, Mr. Ciarrocchi was Vice President and Treasurer of White River Corporation from 1993 to 1996 and Manager of Finance of Fund American Enterprises, Inc. from 1991 to 1993.
Mr. Ciarrocchi was Manager of Finance for Fireman's Fund Corporation from 1989 to 1991.

    JOHN BUCKNER joined the Company in January 1994 as Senior Vice President--AutoBody Division. Mr. Buckner was promoted to Executive Vice President--Sales and Services Division in 1995 and served as President--Automotive Services Division until April 1999 when his employment terminated. Prior to joining the Company, Mr. Buckner was Vice President and General Manager of U.S. Automotive Operations at Sun Electric Corporation. Previously, Mr. Buckner held a variety of senior sales and new market development positions at Reynolds & Reynolds.

    RICHARD RADI joined the Company in December 1997 as Executive Vice President of the Insurance Division and served until November 1999 when his employment terminated. Prior to joining the Company, Mr. Radi served in various sales and marketing positions at IBM.

EMPLOYMENT AGREEMENTS

    The Company entered into employment agreements with each of Mr. Phillips, Mr. Buckner, Mr. Radi, Mr. Ciarrocchi, Mr. Ramamurthy, Mr. Ornburg, Mr. Carter, Mr. Simpson and Mr. Costin. Each of the agreements provide for the potential of an annual merit salary increase. Accordingly, the salaries set forth in each of the employment agreements may have been increased as a result of such merit increase. Mr. Phillips began 1999 with an employment agreement providing for an annual salary of $525,000 plus bonus. In July 1999 Mr. Phillips resigned as Chief Executive Officer and entered into a new employment agreement providing for an annual salary of $100,000 and up to an additional $200,000 in consulting fees that can be earned upon taking on special projects assigned to him by the Board. This agreement may be terminated by the Company upon the occurrence of any of various events described in the agreement. Mr. Buckner's employment with the Company terminated on April 15, 1999. Prior to his termination, Mr. Buckner's employment agreement provided for an annual salary of $250,000 plus bonus. Mr. Radi's employment with the Company terminated on November 30, 1999. Prior to his termination, Mr. Radi's employment agreement provided for an annual salary of $250,000 plus bonus. Mr. Ciarrocchi's employment with the Company terminated on November 30, 1999. Prior to his termination, Mr. Ciarrocchi's employment agreement provided for an annual salary of $200,000 plus bonus. Mr. Ramamurthy's employment agreement originally provided for an annual salary of $275,000 plus bonus, and terminates June 30, 2001.
Mr. Ramamurthy has been promoted periodically since the date of his original contract and has received various merit raises. In connection with Mr. Ramamurthy's promotion to President and Chief Executive Officer in
July 1999, Mr. Ramamurthy now earns an annual salary of $425,000 plus bonus. Mr. Ornburg's employment agreement provides for an annual salary of $200,000 plus bonus, and terminates June 30, 2001. Mr. Ornburg's 1999 salary was increased as a result of merit raises. Mr. Carter's employment agreement provides for an annual salary of $250,000 plus bonus and terminates June 30, 2003. Mr. Simpson's employment agreement provides for an annual salary of $235,000 plus bonus and terminates September 12, 2003. Mr. Costin has an employment agreement which originally provided for an annual salary of $230,000 plus bonus, and is renewable from year to year. Mr. Costin has received merit increases in his salary since the date of his original employment agreement. Messrs. Buckner's, Ramamurthy's, Carter's, and Ornburg's employment agreements each contain a non-compete and a change of control provision. Mr. Phillip's employment agreement contains a non-compete provision.

                      REPORT OF THE COMPENSATION COMMITTEE

REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee is responsible for (i) establishing guidelines with respect to all compensation matters involving the Company and its Subsidiaries and (ii) authorizing all compensation arrangements between the Company and its Subsidiaries and their respective directors, officers, employees and consultants involving the payment by the Company or any of its Subsidiaries to any of such individuals of Base Salary equal to or greater than $150,000. The Compensation Committee consists of members of the Board of Directors who are not officers or employees of the Company or any of its Subsidiaries.

    The Compensation Committee of the Board of Directors ("Committee") establishes the general compensation policies of the Company and establishes the specific compensation plans, performance goals and compensation levels for executive officers. The Committee also approves participants in and grants given pursuant to the Employee Stock Option Plan. The Committee is composed of four independent, non-employee directors who have no interlocking relationships.

COMPENSATION POLICIES

    The principal objective of the Committee's approach to executive compensation is to align such compensation with stockholder value. The Committee seeks to accomplish this objective by setting base salaries below the median for similar positions at comparable companies, while linking annual bonus awards to aggressive performance factors which enhance stockholder value. Stock options are also used as a vehicle to further align long-term executive performance with stockholder value. In this way, above-average total compensation is achieved only for outstanding Company performance.

COMPENSATION COMPONENTS

    BASE SALARY. Base salary levels for the named Executive Officers are determined by the Committee on the basis of what, in its discretion, it deems to be appropriate pay for the responsibilities consistent with the policies stated above.

    ANNUAL BONUS. The CEO's annual cash bonus is discussed below under "1999 Chief Executive Officer Compensation Actions."

    The annual cash bonus for executives other than the CEO is determined based on several factors (i) the most significant factor is operating income;
(ii) company-wide revenue goals; and (iii) achievement of specified, measurable objectives related to the executive's area of responsibilities.

    EMPLOYEE STOCK OPTIONS. Employee stock options are an important component of the compensation package for executives because they directly focus management's attention on the interests of stockholders. The Committee makes periodic grants of stock options to executive officers and other key employees to foster a commitment to increasing long-term stockholder value.

    During 1999, the Committee granted a total of 871,775 options to selected employees of which 160,000 options were granted to Company executives. The Company's grants of options are always at fair market value on the date of grant.

1999 CHIEF EXECUTIVE OFFICER COMPENSATION ACTIONS

    As CEO until July 1999, Mr. Phillips's annual base salary for fiscal year 1999 was $525,000 which had been his annual base salary since 1997. As CEO from July 1999 forward, Mr. Ramamurthy's annual base salary is $425,000. Since stepping down as CEO, Mr. Phillips has not been eligible for a bonus.

    The CEO's annual bonus is principally based on company performance targets established annually by the Committee. Specifically, the factors considered include operating income, company-wide revenue goals and to a lesser extent, the achievement of specified, measurable objectives. For their respective service as CEO during 1999, the Company paid a bonus of $33,002 to Mr. Ramamurthy and no bonus to Mr. Phillips. Mr. Ramamurthy and Mr. Phillips' bonuses reflect that the Company did not attain its revenue and operating profit goals in 1999. During 1999, Mr. Ramamurthy received a grant of 40,000 options to purchase Common Stock of the Company with an exercise price of $9.50 per share and subject to the Company's standard vesting policy of 25% per year commencing on the first anniversary of the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No executive officer of the Company served as a director or member of the compensation committee of (i) another entity in which one of the executive officers of such entity served on the Company's Compensation Committee,
(ii) the board of directors of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, or
(iii) the compensation committee of any other entity in which one of the executive officers of such entity served as a member of the Company's Board of Directors, during the year ended December 31, 1999.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    The Committee believes that its compensation programs have been structured in a manner to preserve full deductibility to the Company of executive compensation for Federal Income Tax purposes.

EXECUTIVE MANAGEMENT GROUP STOCK OWNERSHIP PLAN

    In 2000, the Compensation Committee approved stock ownership guidelines to further its objective of aligning the interests of executive officers with stockholder interests. These guidelines apply to the CEO and members of the Executive Management Group. Recommended stock ownership is stated as a multiple of base salary as follows: CEO--8 times; members of the Executive Management Group--4 times. The Committee recommends that these executive officers achieve the applicable ownership level in four years.

    Executive officers covered by these guidelines may satisfy the recommended stock ownership levels through open market purchases of Common Stock, exercise of stock options, the grant of restricted and non-restricted stock through the 2000 Stock Incentive Plan and accumulation of Common Stock in the Company's Employee Stock Purchase Plan and 401(k) Retirement Savings and Investment Plan. In addition, under the 2000 Stock Incentive Plan, the CEO and members of the Executive Management Group may elect to defer up to one-third of earned annual bonuses in the form of restricted stock that will vest over a three-year period at the rate of one-third each year. The Company will match one-third of the deferred amounts with additional restricted stock that will vest at the same rate.

    The guidelines also include a shared investment (loan) program to enable the CEO and members of the Executive Management Group to acquire Common Stock pursuant to the 2000 Stock Incentive Plan. The maximum available for borrowing under the loan program is $5,000,000. The maximum term of any loan is 10 years. All other terms of the loan will be set by the Committee. If the Committee is prohibited from making any loan due to covenants contained in any agreement to which the Company is a party, the Company will use its best efforts to assist the executive in obtaining a loan from a third party lender.

                                               Herbert S. Winokur, Jr., Chairman
                                                          Compensation Committee

Compensation Committee Members

       Morgan W. Davis
       Michael R. Eisenson
       Thomas L. Kempner
       Herbert S. Winokur, Jr.

                          CONFIRMATION OF APPOINTMENT
                            OF INDEPENDENT DIRECTORS

    The Audit Committee appointed PricewaterhouseCoopers LLP as the Company's independent auditors for the year ended December 31, 1999, and for the current year ending December 31, 2000. Representatives from PricewaterhouseCoopers LLP will be present at the meeting and will have the opportunity to speak if they desire to do so. The PricewaterhouseCoopers representatives will be available to respond to appropriate shareholder questions.

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

    The Board of Directors adopted a resolution on May 11, 2000, declaring the advisability of amending the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 40,000,000 (the "Amendment"). The Board believes that the Amendment will promote the interests of the Company and its stockholders by providing for various purposes including issuance of options under the 2000 Stock Incentive Plan.

                         THE 2000 STOCK INCENTIVE PLAN

    The Board of Directors adopted the CCC Information Services Group Inc. 2000 Stock Incentive Plan (the "Plan") on May 11, 2000, as an amendment and restatement of the 1997 Employee Stock Plan (the "1997 Plan"). The Board believes that the Plan will promote the interests of the Company and its stockholders by encouraging key employees, non-employee directors and consultants to have a greater financial investment in the Company through ownership of its Common Stock. The following is a summary of the major provisions of the Plan.

GENERAL

    The Plan authorizes the grant of incentives in the form of stock awards, stock options, performance units and stock appreciation rights. The Compensation Committee of the Board (the "Committee") administers the Plan, selects the key employees, non-employee directors and consultants who are eligible to participate, and determines the timing and amounts of any awards. Key employees and other individuals are selected by the Committee on the basis of their ability to contribute significantly to the growth and profitability of the Company. Because participants are selected by the Committee, the number of individuals who will be eligible to participate in the future, and the amounts of any awards, cannot now be determined.

STOCK OPTIONS

    Options granted under the Plan, which include incentive stock options satisfying Internal Revenue Code requirements, must have an exercise price of not less than the fair market value of Common Stock on the date of grant. Options for more than 250,000 shares of Common Stock may not be granted in any calendar year to any "covered employee," as defined below. The exercise price of an option may be paid in cash, through the surrender of shares of Common Stock having a fair market value equal to the exercise price, or through a combination of the foregoing. Options will expire not later than ten years from the date of grant.

STOCK AWARDS

    Awards of Common Stock may be granted in payment of an award under any incentive compensation program or separately, on terms and conditions fixed by the Committee, including restrictions as to vesting or transferability of the award. Key employees who are covered by the Executive Stock Ownership Guidelines may elect to defer up to 33 1/3% of their annual bonus awards in the form of restricted shares, which deferrals will be matched by the Company with additional restricted shares. For "covered employees," as defined under the current terms of Internal Revenue Code Section 162(m)(3), the selection of performance goals, and the determination by the Committee as to whether the goals have been attained, must be based on the requirements set forth in the description of performance units set forth below. No more than 250,000 shares of Common Stock may be awarded in any calendar year to any covered employee.

PERFORMANCE UNITS

    The Committee may grant performance units which are earned to the extent performance goals are attained. The Committee will establish in writing the target cash value or number of shares of Common Stock for each performance unit grant, the duration of the performance period and the specific performance goals. For covered employees, the performance goals selected by the Committee are limited to one or more of the following: operating expense ratios, total stockholder return, return on sales, return on equity, return on capital, return on assets, return on investment, earnings per share, revenues, market share, stock price, net operating income, net income, cash flow, retained earnings, results of customer satisfaction surveys, aggregate product price and other product price measures, service reliability and cost management, and the attainment of one or more of these goals relative to the performance of related corporations. Following the performance period, the Committee will determine the extent to which performance goals have been met and compute the payout to be received by each covered employee. The maximum amount payable in cash to a covered employee in any calendar year is $2,000,000, and the maximum number of shares of Common Stock that may be issued to a covered employee in any calendar year is 250,000.

STOCK APPRECIATION RIGHTS

    Stock appreciation rights may be granted in connection with an option or may be granted independently. No more than 250,000 shares of Common Stock subject to stock appreciation rights may be granted to a covered employee in any calendar year. The holder of a stock appreciation right receives upon exercise cash or shares of Common Stock equal in value to the excess of the fair market value on the exercise date over the fair market value on the grant date, multiplied by the number of shares covered by the right or, if applicable, the option that is surrendered.

LOAN PROGRAM

    The Committee, in its sole discretion, may grant loans to certain participants for the purpose of acquiring Common Stock, including the exercising of stock options and for the purpose of paying taxes arising from any such purchase or exercise. The maximum aggregate amount that may be loaned to participants at any time shall be $5,000,000. Each loan shall have a term of no more than 10 years and shall be in the form of a promissory note providing full recourse to the participant, interest at a rate determined by the Committee and secured by a pledge of all or a portion of the purchased shares. A loan will be automatically due and payable three months after retirement, 12 months after death or disability, six months following a termination following a change-in-control, 30 days after any other termination, or immediately upon a sale of the shares securing the loan.

TERMINATION OF EMPLOYMENT

    In general, all unvested incentives are forfeited immediately upon termination of employment, except as the Committee may otherwise determine. In the event of retirement or disability, any options and stock appreciation rights remain exercisable for the shortest of 30 days from retirement, 12 months from disability or the remaining term of the options or rights. In the event of death while employed, or within 30 days following retirement or 12 months following disability, any options or stock appreciation rights remain exercisable for the shorter of 12 months or the remaining term of the options or rights. For other terminations of employment, the options and rights remain exercisable for the shorter of thirty days or their remaining term.

CHANGE-IN-CONTROL

    In the event of a "change-in-control," all incentives will immediately vest, and a prorated portion of the maximum value of all performance units will be immediately paid out in cash. Alternatively, the Committee, in its sole discretion, may (i) arrange to have all incentives assumed by the successor entity or replaced with incentives of equivalent value to purchase stock of the successor entity or (ii) cancel all outstanding incentives as of the date of the change-in-control but give participants the right to exercise incentives prior to the change-in-control. A "change-in-control" may be (i) a merger, consolidation or reorganization after which the holders of Common Stock immediately prior to the effective date thereof hold less than 51% of the outstanding common stock of the resulting or surviving entity; provided, however, that no change-in-control will occur if after the merger, consolidation or reorganization, a holder of common stock immediately prior to the effective date thereof is the largest stockholder of the surviving or resulting entity and owns at least 25% of the outstanding ownership interests in the surviving or resulting entity; (ii) a sale of all or substantially all of the assets of the Company, (iii) certain persons or entities acquire more than 30% of the outstanding Common Stock, or (iv) there is a more than 50% turnover in the membership of the Board of Directors under circumstances not approved by the then current Board.

NONTRANSFERABILITY

    No incentive may be assignable or subject to any encumbrance, pledge or charge; provided that, under such rules as the Committee may establish, a holder may transfer an incentive to members of the holder's immediate family, to one or more trusts for the benefit of such family members, or to partnerships in which such family members are the only partners.

LIMITATION ON NUMBER OF SHARES

    The total number of shares of Common Stock that may be issued pursuant to incentives under the Plan, including Common Stock authorized but not issued under the 1997 Plan, may not exceed 3,900,000, representing about 17.7% of the 21,991,826 shares of Common Stock outstanding on December 31, 1999. Approximately 1,566,553 shares remain under option under the 1997 Plan, leaving 923,454 shares or about 4.2% of outstanding Common Stock at December 31, 1999, available for grants under the Plan. No further grants will be made under the 1997 Plan. If any outstanding award or awards granted under the Plan terminates or lapses, the shares reserved for those awards will be available for subsequent grants. In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend or split, recapitalization, merger or other corporate change, the aggregate number of shares of Common Stock subject to each outstanding incentive, and the fair market value applicable to incentives, shall be appropriately adjusted by the Committee. Any shares of Common Stock that are surrendered in payment of the exercise price of an option, or that are surrendered or withheld in satisfaction of any tax liabilities resulting from an incentive, will be added to the aggregate number of shares of Common Stock available for issuance.

AMENDMENT OR DISCONTINUANCE

    The Plan may be amended or discontinued by the Board, provided that stockholder approval is required for any amendment that would (i) increase the number of shares of Common Stock that may be issued under the Plan, (ii) amend the change-in-control provision, (iii) change the Plan terms applicable to performance unit grants, or (iv) change the maximum number of shares that may be subject to options or stock appreciation rights.

TERM

    The Plan shall continue until terminated by the Board, until no shares of stock remain available for issuance or until the day preceding the stockholders' meeting in 2010, whichever occurs first.

    FEDERAL INCOME TAX CONSEQUENCES GENERALLY. THE FOLLOWING DISCUSSION IS BASED ON CURRENT FEDERAL TAX LAWS AND REGULATIONS AND YOU SHOULD NOT CONSIDER IT TO BE A COMPLETE DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES THAT APPLY TO PLAN PARTICIPANTS. ACCORDINGLY, INFORMATION RELATING TO TAX CONSEQUENCES IS QUALIFIED BY REFERENCE TO CURRENT TAX LAWS.

STOCK AWARDS

    The participant recognizes ordinary income in the year the stock award is distributed equal to the fair market value of the Common Stock on the date of distribution, and the Company receives a corresponding tax deduction. If the stock award is restricted stock, the participant does not recognize any taxable income on the stock while it is restricted. When the restrictions lapse, the participant's taxable income equals the fair market value of the shares. The participant may, however, avoid the delay in computing the taxable income by filing with the Internal Revenue Service, within 30 days after receiving the shares, an election to determine the amount of taxable income at the time of receipt of the restricted shares.

INCENTIVE STOCK OPTIONS

    Upon the exercise of an incentive stock option, the participant does not recognize any income. Nevertheless, the amount that the fair market value on the exercise date exceeds the exercise price is an adjustment that increases alternative minimum taxable income, the base upon which alternative minimum tax is computed. If the participant has not been employed by the Company within three months preceding his or her exercise of the option, or if the shares acquired on exercise are sold at a gain within two years from the grant date, or within one year after the participant exercises the option, then the difference between the fair market value of the stock at the exercise date and the exercise price will be considered ordinary income. If the shares acquired on exercise are sold at a gain after they have been held at least one year and more than two years has elapsed since the grant date, the gain will be treated as a long-term capital gain. Any loss recognized upon a taxable disposition of the shares generally would be characterized as a capital loss.

NON-QUALIFIED STOCK OPTIONS

    Upon the exercise of a non-incentive stock option, the participant recognizes taxable income in an amount equal to the difference between the fair market value of common stock at the time of exercise and the exercise price, times the number of option shares subject to the exercise. Generally, the Company receives a corresponding tax deduction for the taxable income recognized by the participant. Upon the subsequent sale of the shares acquired in the exercise, the participant will recognize a short-term or long-term capital gain or loss, depending on the length of time he or she has held the shares.

PERFORMANCE UNITS

    There are no tax consequences associated with the grant of performance units. Upon a payment on the performance units, the participant recognizes taxable income, and the Company receives a corresponding tax deduction.

LOANS

    The Committee intends to structure any loans to participants so that they do not result in taxable income to the participants. However, if the interest rate on a loan is less than the applicable federal rate, a participant may be deemed to have imputed taxable income, and the Company would then receive a corresponding tax deduction.

                               PERFORMANCE GRAPH

    NOTE: The Stock price performance shown on the graph is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             CCC INFORMATION ($)     S & P 500 ($)    PEER GROUP ONLY ($)
Aug 1996                     100.00         100.00                    100.00
1996                         139.13         116.85                     96.44
1997                         171.74         155.83                    108.96
1998                         150.00         200.37                    112.42
1999                         148.92         242.53                    146.90

    The Company became a public company on August 16, 1996. The graph assumes $100 invested on August 16, 1996 in Company Common Stock and $100 invested at that time in each of the S&P indices, and in a portfolio of companies selected as "peers" of the Company, including reinvestment of dividends. The peer group consists of the following: Affiliated Computer Services, Inc.; Automatic Data Processing, Inc.; Barra, Inc.; The Bisys Group Inc.; Cendant Corporation; CFI ProServices Inc.; Electronic Data Systems Corporation; Equifax, Inc.; Fair, Isaac and Company, Incorporated; First Data Corporation; Fiserv, Inc.; Information Resources, Inc.; InfoUSA, Inc.; insci-statements.com Corp.; Per-se Technologies, Inc.; National Data Corporation; Paychex, Inc. and Primark Corporation.

                      CCC INFORMATION SERVICES GROUP INC.
                           2000 STOCK INCENTIVE PLAN

                      CCC INFORMATION SERVICES GROUP INC.
                           2000 STOCK INCENTIVE PLAN

Section 1.  PURPOSE.

    The purpose of the Plan, as hereinafter set forth, is to enable the Company to attract, retain and reward corporate officers, managerial and other significant employees, non-employee members of the Board, and non-employees who have a consultant or advisory position with the Company, by offering such individuals an opportunity to have a greater proprietary interest in and a closer identity with the Company and its financial success. The Plan is an amendment and restatement of the 1997 Employee Stock Option Plan (the "1997 Plan"). The terms of the Plan will apply to all outstanding Incentives granted under the 1997 Plan. No additional awards will be granted under the 1997 Plan.

Section 2.  DEFINITIONS.

    Award Agreement:  An agreement described in Section 14(a) of the Plan.

    Board:  The Board of Directors of the Company.

    CHANGE-IN-CONTROL: Any of the following: (i) the merger, consolidation, or reorganization of the Company with any other corporation after which the holders of Common Stock immediately prior to the effective date thereof hold less than 51% of the outstanding common stock of the surviving or resulting entity; provided, however, that no change-in- control will occur if after the merger, consolidation or reorganization, a holder of Common Stock immediately prior to the effective date thereof is the largest stockholder of the surviving or resulting entity and owns at least 25% of the outstanding ownership interest in the surviving or resulting entity; (ii) the sale of all or substantially all of the assets of the Company to any person or entity other than a wholly owned subsidiary; (iii) any person or group of persons acting in concert, other than individuals who are stockholders, directors or officers of the Company on June 28, 2000, or entity becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding Common Stock; or (iv) the individuals who, as of the close of the most recent annual meeting of the Company's stockholders, are members of the Board (the "Existing Directors") cease for any reason to constitute more than 50% of the Board; provided, however, that if the election, or nomination for election, by the Company's stockholders of any new director was approved by a vote of at least 50% of the Existing Directors, such new director shall be considered an Existing Director; provided further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

    CODE:  The Internal Revenue Code of 1986, as amended.

    COMMITTEE: The Compensation Committee of the Board or such other committee as shall be appointed by the Board to administer the Plan pursuant to
Section 3.

    COMMON STOCK: The Common Stock, $.10 par value, of the Company or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 11.

    COMPANY: CCC Information Services Group Inc., a Delaware corporation, and any successor thereto.

    COVERED EMPLOYEE: A Key Employee who is or is expected to be a "covered employee" within the meaning of Code Section 162(m) and the related regulations for the year in which an Incentive is taxable to such Key Employee and for whom the Committee intends that such Incentive qualify as performance-based compensation under Code Section 162(m).

    DISABILITY: Eligibility for Social Security disability benefits or disability benefits under the Company's long-term disability plan, based upon a determination by the Committee that the condition arose prior to termination of employment.

    ELIGIBLE INDIVIDUAL. A Key Employee or other individual providing material services to the Company, including, without limitation, an individual serving as a director, consultant or advisor.

    EXECUTIVE STOCK OWNERSHIP GUIDELINES OR GUIDELINES: The stock ownership guidelines adopted by the Board, as amended from time to time, that apply to certain Key Employees of the Company.

    FAIR MARKET VALUE: The closing price of a share of Common Stock on the Nasdaq National Market system, or such other public exchange or market as designated by the Committee, for the date in question. If no sales of shares were made on such date, the closing price of a share as reported for the next preceding date on which a sale of shares of Common Stock occurred shall be used.

    INCENTIVE STOCK OPTION:  An Option meeting the requirement of Code
Section 422.

    INCENTIVES: Options (including Incentive Stock Options), Stock Awards, Performance Units and Stock Appreciation Rights.

    KEY EMPLOYEE: An employee of the Company approved by the Committee for participation in the Plan on the basis of his or her ability to contribute significantly to the growth and profitability of the Company.

    OPTION: An option to purchase shares of Common Stock granted to a Participant, director or other individual pursuant to Section 5.

    PARTICIPANT. An Eligible Individual who has been granted an Incentive under the Plan.

    PERFORMANCE UNIT: A unit representing a cash sum or one or more shares of Common Stock that is granted to a Key Employee pursuant to Section 7.

    PLAN: The CCC Information Services Group Inc. 2000 Stock Incentive Plan, as set forth herein and as amended from time to time hereafter.

    RESTRICTED SHARES: Shares of Common Stock issued subject to restrictions pursuant to Section 6(b).

    RETIREMENT: Termination of employment after attaining eligibility for Social Security income benefits or retirement with the consent of the Board.

    STOCK APPRECIATION RIGHT OR RIGHT: An award granted to a Participant pursuant to Section 8.

    STOCK AWARD:  An award of Common Stock granted to a Participant pursuant to
Section 6.

Section 3.  ADMINISTRATION.

    (a) COMMITTEE. The Plan shall be administered by the Committee. To the extent required to comply with Rule 16b-3 under the Securities Exchange Act of 1934, each member of the Committee shall qualify as a "non-employee director" as defined therein. To the extent required to comply with Code Section 162(m) and the related regulations, each member of the Committee shall qualify as an "outside director" as defined therein.

    (b) AUTHORITY OF THE COMMITTEE. The Committee shall have the authority to approve Eligible Individuals for participation in the Plan; to construe and interpret the Plan; to establish, amend or waive rules and regulations for its administration; and to accelerate the exercisability of any Incentive or the termination of any restriction under any Incentive. Incentives may be subject to such provisions as the Committee shall deem advisable, and may be amended by the Committee from time to time; provided that no such amendment may adversely affect the rights of the holder of an Incentive without such holder's consent, and no amendment, as it applies to any Covered Employee, shall be made that would cause an Incentive granted to such Covered Employee to fail to satisfy the performance-based compensation exemption under Code Section 162(m) and the related regulations.

Section 4.  COMMON STOCK SUBJECT TO PLAN.

    Subject to Section 11, the aggregate number of shares of Common Stock that may be issued under the Plan, including Common Stock authorized but not issued or reserved for issuance under the 1997 Plan, shall not exceed 3,900,000. In the event of a lapse, expiration, termination, forfeiture or cancellation of any Incentive granted under the Plan or the 1997 Plan without the issuance of shares or payment of cash, the Common Stock subject to or reserved for such Incentive may be used again for a new Incentive hereunder; provided that in no event may the number of shares of Common Stock issued hereunder exceed the total number of shares reserved for issuance. Any shares of Common Stock withheld or surrendered to pay withholding taxes pursuant to Section 14(f) or surrendered in full or partial payment of the exercise price of an Option pursuant to Section 5(e) shall be added to the aggregate of shares of Common Stock available for issuance.

Section 5.  OPTIONS.

    (a) PRICE. The exercise price per share of an Option shall be as set forth in the Award Agreement and shall not be less than the Fair Market Value on the grant date.

    (b) LIMITATIONS. The exercise price of Incentive Stock Options exercisable for the first time by a Key Employee during any calendar year shall not exceed $100,000. Options for more than 250,000 shares of Common Stock may not be granted in any calendar year to any Covered Employee. No Incentive Stock Options may be granted after May 11, 2000. If a Participant, on the date that an Incentive Stock Option is granted, owns, directly or indirectly, within the meaning of Code Section 424(d), stock representing more than 10% of the voting power of all classes of stock of the Company, then the exercise price per share shall in no instance be less than 110% of the Fair Market Value per share of Common Stock at the time the Incentive Stock Option is granted, and no Incentive Stock Option shall be exercisable by such Participant after the expiration of five years from the date it is granted.

    (c) EXERCISE OF OPTIONS. No Option shall be exercisable until it has vested. Unless otherwise provided in an Award Agreement, each Option shall vest and become exercisable to the extent of 25% of the number of shares of Common Stock originally covered thereby on each successive one-year anniversary of the grant date. The Committee, in its sole discretion, at the time an Option is granted, may establish performance goals from the list in Section 7(a) which must be achieved as a condition of vesting in addition to, or in lieu of, the expiration of a vesting period. The Committee, in its sole discretion, may accelerate the exercisability of an Option at any time. No Option shall be exercisable after the expiration date of the Option.

    (d) EXPIRATION. Each Option shall expire at such time as the Committee may determine at the time of grant, provided that Incentive Stock Options must expire not later than ten years from the grant date.

    (e) PAYMENT. The exercise price of an Option shall be paid in full at the time of exercise in cash, or by the surrender of Common Stock previously acquired from the Company that has been held by the Incentive holder for a period of at least six months and that has a value equal to the exercise price, or by a combination of the foregoing.

Section 6.  STOCK AWARDS.

    (a) GRANT OF STOCK AWARDS. Stock Awards may be made on terms and conditions fixed by the Committee. Stock Awards may be in the form of Restricted Shares authorized pursuant to Section 6(b). Key Employees who are covered by the Executive Stock Ownership Guidelines may elect to defer up to 33 1/3% of their annual bonus awards in the form of Restricted Shares, which shall be matched by the

Company with additional Restricted Shares at the rate set forth in the Guidelines. The recipient of Common Stock pursuant to a Stock Award shall be a stockholder of the Company with respect thereto, fully entitled to receive dividends, vote and exercise all other rights of a stockholder except to the extent otherwise provided in the Stock Award. Stock Awards (including Restricted Share awards) for more than 250,000 shares of Common Stock may not be granted in any calendar year to any Covered Employee.

    (b) RESTRICTED SHARES. Restricted Shares may not be sold by the holder, or subject to execution, attachment or similar process, until the lapse of the applicable restriction period or satisfaction of other conditions specified by the Committee. If the Committee intends the Restricted Shares granted to any Covered Employee to satisfy the performance-based compensation exemption under Code Section 162(m) ("Qualifying Restricted Shares"), the extent to which the Qualifying Restricted Shares will vest shall be based on the attainment of performance goals established in writing prior to commencement of the performance period by the Committee from the list in Section 7(a). The level of attainment of such performance goals and the corresponding number of vested Qualifying Restricted Shares shall be certified by the Committee in writing pursuant to Code Section 162(m) and the related regulations.

Section 7.  PERFORMANCE UNITS.

    (a) VALUE OF PERFORMANCE UNITS. Prior to the commencement of the performance period, the Committee shall establish in writing an initial target value or number of shares of Common Stock for the Performance Units to be granted to a Key Employee, the duration of the performance period, and the specific performance goals to be attained, including performance levels at which various percentages of Performance Units will be earned and, for Covered Employees, the minimum level of attainment to be met to earn any portion of the Performance Units. If the Committee intends the Performance Units granted to any Covered Employee to satisfy the performance-based compensation exemption under Code Section 162(m) ("Qualifying Performance Units"), the performance goals shall be based on one or more of the following objective criteria: operating expense ratios, total stockholder return, return on sales, return on equity, return on capital, return on assets, return on investment, earnings per share, revenues, market share, stock price, net operating income, net income, cash flow, retained earnings, results of customer satisfaction surveys, aggregate product price and other product price measures, service reliability and cost management, and the attainment of one or more of these goals relative to the performance of related corporations.

    (b) PAYMENT OF PERFORMANCE UNITS. After the end of a performance period, the Committee shall certify in writing the extent to which performance goals have been met and shall compute the payout to be received by each Key Employee. With respect to Qualifying Performance Units, for any calendar year the maximum amount payable in cash to any Covered Employee shall be $2,000,000, and the aggregate number of shares of Common Stock that may be issued to any Covered Employee is 250,000. The Committee may not adjust upward the amount payable to any Covered Employee with respect to Qualifying Performance Units.

Section 8.  STOCK APPRECIATION RIGHTS.

    (a) GRANT OF STOCK APPRECIATION RIGHTS. Stock Appreciation Rights may be granted in connection with an Option (at the time of the grant or at any time thereafter) or may be granted independently. Stock Appreciation Rights for more than 250,000 shares of Common Stock may not be granted to any Covered Employee in any calendar year.

    (b) VALUE OF STOCK APPRECIATION RIGHTS. The holder of a Stock Appreciation Right granted in connection with an Option, upon surrender of that Option, will receive cash or shares of Common Stock equal in value to the excess of the Fair Market Value on the exercise date over the Option's exercise price, multiplied by the number of shares covered by such Option. The holder of a Stock Appreciation Right granted independently of an Option, upon exercise of that Right, will receive cash or shares of Common

Stock equal in value to the excess of the Fair Market Value on the exercise date over the Fair Market Value on the grant date, multiplied by the number of shares covered by such Right.

Section 9.  LOAN PROGRAM.

    The Committee, in its sole discretion, may grant loans to certain Key Employees for the purpose of acquiring Common Stock under the Plan, including the exercising of Options, and for the purpose of paying taxes arising from any such purchase or exercise; provided, however, that no such loan shall be granted if it would cause the Company to violate the terms of any contract to which it is a party.

    Each loan shall be subject to the following

    (a) The maximum aggregate amount of such loans that may be outstanding at any time shall be determined $5,000,000. The maximum that may be loaned to any Key Employee shall be determined by the Committee in its sole discretion.

    (b) Each loan shall be evidenced by a written promissory note and pledge agreement, as applicable, in such form as the Committee shall approve: provided, that the note shall (i) provide recourse to the Key Employee to the extent determined by the Committee, (ii) provide for interest at a rate to be determined by the Committee, (iii) be secured, pursuant to a pledge agreement, by the purchased shares, to the extent deemed appropriate by the Committee, and
(iv) comply with all applicable laws and regulations.

    (c)  Each loan shall have a term of no more than 10 years.

    (d) A loan will be automatically due and payable 30 days after Retirement, 12 months after death or Disability, six months following a termination following a Change-in-Control, 30 days after any other termination, or immediately upon a sale of the shares securing the loan.

    (e) Each loan shall contain such other terms, conditions and limitations as may be determined by the Committee in its sole discretion.

Section 10.  TERMINATION OF EMPLOYMENT.

    Except as may be determined otherwise by the Committee, a Participant's unvested Options, Rights and Stock Awards and all unpaid Performance Units shall be forfeited upon termination of employment. In the event of a Participant's Retirement or Disability, his or her Options and Stock Appreciation Rights (to the extent vested at termination of employment) shall remain exercisable for the shortest of 30 days from Retirement, 12 months from Disability or the remaining term of the Options or Rights. In the event of death while employed, or within 30 days following Retirement or 12 months following Disability, any Options or Rights (to the extent vested at death) remain exercisable for the shorter of 12 months or the remaining term of the Options or Rights. For other terminations of employment, the Options and Rights (to the extent vested at termination of employment) remain exercisable for the shorter of 30 days (or such longer period as the Committee may determine but in no event more than 90 days for Incentive Stock Options) or the remaining term of the Options or Rights.

Section 11.  ADJUSTMENT PROVISIONS.

    In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, sale of assets or similar event, the Committee shall adjust equitably (i) the number and class of shares or other securities that are reserved for issuance under the Plan, (ii) the number and class of shares or other securities that have not been issued under outstanding Incentives, and (iii) the appropriate Fair Market Value and other price determinations applicable to Incentives.

Section 12.  TERM.

    The Plan shall be deemed adopted and shall become effective on the date it is approved by the stockholders of the Company and shall continue until terminated by the Board or no Common Stock

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
remains available for issuance under Section 4, or until the day preceding the stockholders meeting in 2010, whichever occurs first.

Section 13.  CHANGE-IN-CONTROL.

    In the event of a Change-in-Control, the Committee, in its sole discretion, shall take one or more of the following actions with respect to outstanding Incentives under the Plan:

           (a)  Fully vest all Incentives outstanding under the Plan; or

           (b) Arrange to have outstanding Incentives assumed by the successor entity in the Change-in-Control or replaced with an Incentive of equivalent value to purchase stock of such successor entity with or without the acceleration of vesting; or

           (c) Cancel all outstanding Incentives as of the effective date of the Change-in- Control; provided that notice of such cancellation is given to Participants and Participants shall either (i) have the right to exercise all Incentives prior to the Change-in-Control, or (ii) have the right to exercise all Incentives prior to the Change-in-Control which are then exercisable and to receive cash or a cash-based deferred compensation program of the successor entity of equivalent value with respect to Incentives which are not then exercisable.

Section 14.  GENERAL PROVISIONS.

    (a) AWARD AGREEMENT. Awards under the Plan shall be evidenced by a written agreement, executed by the Participant and the Company, and containing such restrictions, terms and conditions as the Committee may require. In the event of a conflict or inconsistency between the terms of an Award Agreement and the terms of the Plan, the terms of the Plan shall govern.

    (b) EMPLOYMENT. Nothing in the Plan or in any related instrument shall confer upon any employee any right to continue in the employ of the Company or shall affect the right of the Company to terminate the employment of any employee with or without cause.

    (c) LEGALITY OF ISSUANCE OF SHARES. No Common Stock shall be issued pursuant to an Incentive unless and until all legal requirements applicable to such issuance have been satisfied.

    (d) OWNERSHIP OF COMMON STOCK ALLOCATED TO PLAN. No Participant and no beneficiary or other person claiming under or through such Participant, shall have any right, title or interest in or to any Common Stock allocated or reserved for purposes of the Plan or subject to any Incentive except as to shares of Common Stock, if any, as shall have been issued to such Participant.

    (e) GOVERNING LAW. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Illinois.

    (f) WITHHOLDING OF TAXES. The Company may withhold, or allow an Incentive holder to remit to the Company, any Federal, state or local taxes applicable to any grant, exercise, vesting, distribution or other event giving rise to income tax liability with respect to an Incentive. In order to satisfy all or a portion of the income tax liability that arises with respect to any Incentive, the holder of the Incentive may elect to surrender previously acquired Common Stock or to have the Company withhold Common Stock that would otherwise have been issued pursuant to the exercise of an Option or in connection with any other Incentive; provided that any withheld Common Stock, or any surrendered Common Stock previously acquired from the Company and held by the Incentive holder for less than six months, may only be used to satisfy the minimum tax withholding required by law.

    (g)  NON-TRANSFERABILITY; EXCEPTIONS.  Except as provided in this
Section 14(g), no Incentive may be assigned or subjected to any encumbrance, pledge or charge of any nature. Under such rules and procedures as the Committee may establish, the holder of an Incentive may transfer such Incentive to members of the holder's immediate family (i.e., children, grandchildren and spouse) or to one or more

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
trusts for the benefit of such family members or to partnerships in which such family members are the only partners, provided that (i) the Award Agreement with respect to such Incentives expressly so permits or is amended to so permit,
(ii) the holder does not receive any consideration for such transfer, and
(iii) the holder provides such documentation or information concerning any such transfer or transferee as the Committee may reasonably request. Any Incentives held by any transferees shall be subject to the same terms and conditions that applied immediately prior to their transfer. The Committee may also amend the Award Agreements applicable to any outstanding Incentives to permit such transfers. Any Incentive not granted pursuant to any Award Agreement expressly permitting its transfer or amended expressly to permit its transfer shall not be transferable. Such transfer rights shall in no event apply to any Incentive Stock Option.

    (h) FORFEITURE OF INCENTIVES. Except for an Incentive that becomes vested pursuant to Section 13, the Committee may immediately forfeit an Incentive, whether vested or unvested, if the holder competes with the Company or engages in conduct that, in the opinion of the Committee, adversely affects the Company.

    (i) BENEFICIARY DESIGNATION. Under such rules and procedures as the Committee may establish, each Participant may designate a beneficiary or beneficiaries to succeed to any rights which the Participant may have with respect to Options, Stock Appreciation Rights, Stock Awards or Performance Units at the time of his or her death. The designation may be changed or revoked by the Participant at any time. No such designation, revocation or change shall be effective unless made in writing on a form provided by the Company and delivered to the Company prior to the Participant's death. If a Participant does not designate a beneficiary or no designated beneficiary survives the Participant, then his or her beneficiary shall be the Participant's estate.

    (j) REGISTRATION OF SHARES. Notwithstanding any other provision of the Plan, the Company shall not be obligated to offer or sell any shares unless such shares are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") and the offer and sale of such shares are otherwise in compliance with all applicable federal and state securities laws and the requirements of any stock exchange or similar agency on which the Company's securities may then be listed or quoted. The Company shall have no obligation to register the shares under the federal securities laws or take any other steps as may be necessary to enable the shares to be offered and sold under federal or other securities laws. Prior to receiving shares a Participant may be required to furnish representations or undertakings deemed appropriate by the Company to enable the offer and sale of the shares or subsequent transfers of any interest in such shares to comply with the Securities Act and other applicable securities laws. Certificates evidencing shares shall bear any legend required by, or useful for the purposes of compliance with, applicable securities laws, this Plan or Award Agreements.

    (k) DIVIDENDS AND DIVIDEND EQUIVALENTS. Any awards under the Plan may earn dividends or dividend equivalents as set forth in the applicable Award Agreement. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant's account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as may be established in the applicable Award Agreement, including reinvestment in additional shares or share equivalents.

Section 15.  AMENDMENT OR DISCONTINUANCE OF THE PLAN.

    (a) AMENDMENT AND DISCONTINUANCE. The Plan may be amended or discontinued by the Board from time to time, provided that without the approval of stockholders, no amendment shall be made which (i) amends Section 4 to increase the aggregate Common Stock that may be issued pursuant to Incentives,
(ii) amends the provisions of Section 13, (iii) amends the provisions of
Section 7(b) to increase the value which may be specified for Performance Units or amends any other provision of the Plan, the amendment of which would require stockholder approval in order to continue to satisfy the performance-based compensation exemption under Code Section 162(m) and the related regulations with respect to any Incentive awarded to any Covered Employee, (iv) changes the maximum number of shares of Common

Stock that may be awarded to any Key Employee in any year pursuant to Options, Stock Awards or Stock Appreciation Rights, or (v) amends this Section 15.

    (b) EFFECT OF AMENDMENT OR DISCONTINUANCE ON INCENTIVES. No amendment or discontinuance of the Plan by the Board or the stockholders of the Company shall adversely affect any Incentive theretofore granted without the consent of the holder.

                       CCC INFORMATION SERVICES GROUP INC.

       PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 28, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Githesh Ramamurthy, Thomas L. Kempner and Michael R. Eisenson, and each of them, as proxies with full power of substitution and revocation, to vote, as designated above, all the Common Stock of CCC Information Services Group Inc. (the "Company") which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on June 28, 2000, or at any adjournment thereof and, in such proxies' discretion, to vote upon such other business as may properly come before the meeting, all as more fully set forth in the Proxy Statement related to such meeting, receipt of which is hereby acknowledged.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named; FOR the approval of PriceWaterhouseCoopers LLP as the Company's independent auditor for the year; FOR the approval of the amendment to the Company's Certificate of Incorporation increasing the number of authorized common shares; and FOR the proposal to amend and restate the Company's 1997 Stock Option Plan and require the Company's Executive Management Group to purchase Company shares.

    Comments/Change of address:

    ___________________________________________

    ___________________________________________

    ___________________________________________

                             [Please See Reverse Side]

           PLEASE MARK YOUR
           VOTES AS IN THIS
           EXAMPLE:                               /X/

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES; FOR APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF THE COMPANY; FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED COMMON SHARES; AND FOR APPROVAL OF THE PROPOSAL TO AMEND AND RESTATE THE COMPANY'S 1997 STOCK OPTION PLAN AND REQUIRE THE COMPANY'S EXECUTIVE MANAGEMENT GROUP TO PURCHASE COMPANY SHARES.

                               FOR ALL     WITHHOLD ALL   FOR ALL EXCEPT

A.  Election of  Morgan W. Davis,
    Michael R. Eisenson, Thomas L. Kempner,
    Dudley C. Mecum, Githesh Ramamurthy,
    Mark A. Rosen and Herbert S. Winokur, Jr.
    as Directors

    (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name.)

                Director Nominees:    Morgan W. Davis,
                                      Michael R. Eisenson
                                      Thomas L. Kempner
                                      Dudley C. Mecum
                                      Githesh Ramamurthy
                                      Mark A. Rosen
                                      Herbert S. Winokur, Jr.

                                                       FOR    AGAINST  ABSTAIN

B.  To approve the appointment of                      / /      / /      / /
    PricewaterhouseCoopers LLP
    as independent auditors of the
    Company for the fiscal year ending
    December 31, 2000.

                                                       FOR    AGAINST  ABSTAIN

C.  To approve the amendment to the Company's          / /      / /      / /
    Certificate of Incorporation increasing the authorized number of common shares.

                                                       FOR  AGAINST  ABSTAIN

D.  To approve the plan to amend and restate the       / /    / /     / /
    Company's 1997 Stock Option Plan and to require the Company's Executive Management Group to purchase Company shares.





SIGNATURE(S) _________________________________________________________________

DATE ____________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof and acknowledges receipt of an accompanying Notice of Annual Meeting and Proxy Statement.

Please return promptly in the enclosed postage-paid envelope.


                                       -3-